Exhibit 99.1
Renewable Energy Group Reports Fourth Quarter
and Full Year 2018 Financial Results

Fourth Quarter 2018 Highlights:

•	Net income from continuing operations of $30.4 million, or $0.66 per diluted share, compared to a net loss from continuing operations of $13.9 million, or $0.36 per diluted share y/y

•	Net loss from discontinued operations of $12.2 million, or $0.33 per diluted share, compared to net loss from discontinued operations of $3.1 million, or $0.08 per diluted share y/y

•	Adjusted EBITDA of $44.5 million, up from $6.5 million y/y, excluding allocation of the 2017 Biodiesel Mixture Excise Tax Credit (BTC)

•	Revenues of $519.8 million

•	163.2 million gallons of fuel sold

Full Year 2018 Highlights:

•	Net income from continuing operations of $295.8 million, or $6.78 per diluted share, compared to a net loss from continuing operations of $66.3 million, or $1.71 per diluted share y/y

•	Net loss from discontinued operations of $11.3 million, or $0.30 per diluted share, compared to net loss from discontinued operations of $12.8 million, or $0.33 per diluted share y/y

•	Adjusted EBITDA of $138.9 million, up from $25.3 million y/y, excluding allocation of the 2017 BTC

•	Revenues of $2.4 billion

•	649.2 million gallons of fuel sold

Ames, IA, March 5, 2019 - Renewable Energy Group, Inc. (NASDAQ:REGI) (“REG” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2018.

"REG generated $139 million of Adjusted EBITDA in 2018, an outstanding result reflecting strong operational performance and a favorable margin environment," said Cynthia (CJ) Warner, REG President and Chief Executive Officer.

"In addition, we remain confident that Congress will reinstate the BTC for 2018 which we estimate would add approximately $237 million to our 2018 Adjusted EBITDA," Warner added. "We are excited about the growth opportunities that this level of profitability would permit."

Revenues for the fourth quarter of 2018 were $519.8 million on 163.2 million gallons sold. Net income was $19.1 million, net income from continuing operations attributable to common stockholders was $30.4 million, and Adjusted EBITDA was $44.5 million. Total gallons sold increased by 6.8% compared to the fourth quarter of 2017. See the table below for the definition of Adjusted EBITDA and reconciliation to net income (loss) determined in accordance with GAAP.

For the full year 2018, revenues were $2.4 billion on 649.2 million gallons sold. Net income was $292.3 million, net income from continuing operations was $295.8 million and Adjusted EBITDA was $138.9 million. In 2018, REG sold 62.5 million more gallons and revenue increased by 10.6% compared to 2017. See the table below for the definition of Adjusted EBITDA and reconciliation to net income determined in accordance with GAAP.
If the currently lapsed BTC is retroactively reinstated for 2018 on the same terms as in 2017, the Company estimates that its net income and Adjusted EBITDA would each increase by approximately $58.3 million for business conducted in the quarter ended December 31, 2018 and by approximately $237.0 million for business conducted in the full year of 2018.
The Company’s Board of Directors has decided to pursue a sale of the Company’s life sciences business unit. As a result, the fourth quarter and year-end financial statements have been adjusted to reflect the life sciences unit as discontinued operations for all historical periods. The Company also recognized a $11.2 million impairment charge related to this business unit in the fourth quarter of 2018.

Fourth Quarter 2018 Highlights

All figures refer to the quarter ended December 31, 2018, unless otherwise noted. All comparisons are to the quarter ended December 31, 2017, unless otherwise noted.

REG sold 163.2 million total gallons of fuel, an increase of 6.8% compared to the fourth quarter of 2017. REG produced 131.7 million gallons of biomass-based diesel during the quarter, an increase of 10.6% from the fourth quarter of 2017.

Revenues decreased $56.2 million to $519.8 million, driven by lower biomass-based diesel prices and lower RIN prices, partially offset by the 6.8% increase in gallons sold. The average price per gallon sold (including RINs, but excluding the allocation of the 2017 BTC) for our biomass-based diesel was $2.82, a decrease of 12.1% from the same period in 2017.

Operating income was $33.4 million compared to operating loss of $51.0 million for the fourth quarter of 2017. The increase in operating income was mainly driven by increased volumes and improved margins, while the fourth quarter of 2017 was impacted by a $48.5 million non-cash impairment charge for property, plant and equipment.

Net income from continuing operations attributable to common stockholders was $30.4 million, or $0.66 per share, on a fully diluted basis. This compares to net loss from continuing operations attributable to common stockholders of $13.9 million, or $0.36 per share on a fully diluted basis, in the fourth quarter of 2017.

Net loss from discontinued operations attributable to common stockholders for the fourth quarter of 2018 was $12.2 million or $0.33 per fully diluted share compared to net loss from discontinued operations attributable to common stockholders for the fourth quarter of 2017 of $3.1 million or $0.08 per fully diluted share. The Company recognized a $11.2 million impairment charge related to the life sciences business unit in the fourth quarter of 2018.

Net income was $19.1 million, which compares to a net loss of $17.0 million in the fourth quarter of 2017.

Adjusted EBITDA was $44.5 million, compared to $6.5 million, excluding the allocation of the 2017 BTC, in the fourth quarter 2017. After allocating the net benefit of the BTC to applicable periods in 2017, Adjusted EBITDA was $58.9 million in the fourth quarter of 2017.

At December 31, 2018, REG had cash and cash equivalents and marketable securities of $174.5 million, a decrease of 17% during the quarter. For the year, the Company's cash and cash equivalents and marketable securities increased by $96.9 million primarily as a result of the receipt of the 2017 BTC in 2018, strong cash generated from operations, partially offset by cash invested in plant upgrades, as well as the repayment of debt and repurchase of common stock and convertible notes. At December 31, 2018, accounts receivable were $74.6 million, a decrease of $18.3 million from September 30, 2018. Inventory was $168.9 million, an increase of $27.7 million during the fourth quarter.

The table below summarizes REG’s results for Q4 2018:

REG Q4 2018 Results (dollars and gallons in thousands, except per gallon data)
	4Q-2018	4Q-2017	Y/Y Change
Total gallons sold	163,159	152,832	6.8%
ASP per gallon, excluding 2017 BTC allocation	$2.82	$3.21	(12.1)%
Total revenues	$519,761	$575,960	(9.8)%
Net income (loss) attributable to common stockholders	$30,448	$(13,876)	N/M
Adjusted EBITDA (1)	$44,503	$58,857	(24.4)%
On a comparable basis:
Adjusted EBITDA excluding BTC allocation (1)	$44,503	$6,519	582.7%
Adjusted EBITDA including BTC allocation (1) (2)	$102,803	$58,857	74.7%
(1) See Adjusted EBITDA Reconciliation below.
(2) The 2018 amount is an estimate based on the assumption that the BTC is retroactively reinstated for 2018 on the same terms as in 2017.

Full Year 2018 Results

All figures refer to the year ended December 31, 2018, unless otherwise noted. All comparisons are to the year ended December 31, 2017, unless otherwise noted.

REG sold 649.2 million total gallons, an increase of 10.6% compared to 586.7 million gallons in 2017. The increase in gallons sold is mostly attributable to volume increases in biodiesel and renewable diesel of 27.1 million gallons and petroleum diesel of 35.4 million gallons.

REG produced 501.7 million gallons, compared to 453.7 million gallons in 2017. The growth in production primarily resulted from our Geismar renewable diesel plant running at higher capacity for the full year and our Ralston and Madison biodiesel plants producing higher volumes following their fourth quarter 2017 down time for expansion and repairs, respectively.

Revenues were $2.4 billion, an increase of $228.3 million, or 10.6%, versus 2017 revenues of $2.2 billion. The increase was primarily due to the 2017 BTC that was earned during 2017, yet recognized in the first quarter of 2018 when it was retroactively reinstated, coupled with an 11% increase in gallons sold and partially offset by lower RIN prices. The average biomass-based diesel price per gallon (including RINs, but excluding the allocation of 2017 BTC) sold by REG was $3.03, compared to $3.06 in 2017.

Operating income was $312.4 million, compared to an operating loss of $61.4 million in 2017. The improvement in operating income for 2018 was due mainly to better margins resulting from favorable feedstock pricing and the 2017 BTC received in 2018 as well as higher volumes. The operating loss in 2017 was impacted by a $48.5 million non-cash impairment charge for property, plant and equipment.

Net income from continuing operations attributable to common stockholders was $295.8 million or $6.78 per share on a fully diluted basis for 2018. The 2018 income from continuing operations attributable to common stockholders includes $216.1 million of the BTC that was earned during 2017, yet recognized in the first quarter of 2018. This compares to a net loss from continuing operations attributable to common stockholders of $66.3 million, or $1.71 per share on a fully diluted basis for 2017.

For the full year 2018, net loss from discontinued operations was $11.3 million or $0.30 per fully diluted share compared to net loss from discontinued operations of $12.8 million, or $0.33 per fully diluted share, for 2017.

Net income was $292.3 million, which compares to a net loss of $79.1 million for 2017.

Adjusted EBITDA was $138.9 million, compared to $25.3 million in 2017, resulting in Adjusted EBITDA margins of 5.8% and 1.2% for 2018 and 2017, respectively. After reallocating the net benefit of the BTC to applicable periods in 2017, Adjusted EBITDA was $230.2 million for 2017.

The table below summarizes the quarterly and year end results for 2018 and 2017:

REG Annual Results Summary (dollars and gallons in thousands except per gallon data)
	1Q	2Q	3Q	4Q	Year
Gallons sold 2018	135,254	171,943	178,798	163,159	649,154
Gallons sold 2017	122,121	160,219	151,521	152,832	586,693
Y/Y Change	10.8%	7.3%	18.0%	6.8%	10.6%

ASP per gallon 2018, excluding the BTC	$3.18	$3.11	$3.03	$2.82	$3.03
ASP per gallon 2017, excluding the BTC	$2.94	$2.86	$3.21	$3.21	$3.06
Y/Y Change	8.2%	8.7%	(5.6)%	(12.1)%	(1.0)%

Total revenues 2018	$688,002	$578,900	$596,324	$519,761	$2,382,987
Total revenues 2017	$418,361	$534,602	$625,732	$575,960	$2,154,655
Y/Y Change	64.5%	8.3%	(4.7)%	(9.8)%	10.6%

Net income attributable to common stockholders 2018	$212,608	$28,277	$24,799	$30,448	$295,804
Net loss attributable to common stockholders 2017	$(12,106)	$(31,884)	$(8,413)	$(13,876)	$(66,279)
Y/Y Change	N/M	N/M	N/M	N/M	N/M

Adjusted EBITDA 2018 (1)	$17,474	$42,308	$34,588	$44,503	$138,873
Adjusted EBITDA 2017, excluding 2017 BTC allocation(1)	$604	$19,703	$(1,540)	$6,519	$25,286
Y/Y Change	2,793.0%	114.7%	N/M	582.7%	449.2%

Adjusted EBITDA margin 2018 (1) (2)	2.5%	7.3%	5.8%	8.6%	5.8%
Adjusted EBITDA margin 2017, excluding 2017 BTC (1) (2)	0.1%	3.7%	(0.2)%	1.1%	1.2%
Adjusted EBITDA 2018(1) including estimated 2018 BTC allocation(3)	$59,974	$108,508	$104,588	$102,803	$375,873
Adjusted EBITDA 2017, including 2017 BTC allocation(1)	$37,332	$79,068	$54,965	$58,857	$230,222
Adjusted EBITDA margin 2018, (1) (2) including estimated 2018 BTC allocation (3)	8.7%	18.7%	17.5%	19.8%	15.8%
Adjusted EBITDA margin 2017, excluding 2017 BTC (1) (2)	8.9%	14.8%	8.8%	10.2%	10.7%
(1) See Adjusted EBITDA Reconciliation below.
(2) Adjusted EBITDA margin represents Adjusted EBITDA divided by Total Revenues.
(3) The 2018 amount is an estimate based on the assumption that the BTC is retroactively reinstated for 2018 on the same terms as in 2017.

Adjusted EBITDA Reconciliation

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives.

The following table sets forth Adjusted EBITDA for the periods presented, as well as a reconciliation to net income (loss) determined in accordance with GAAP for the applicable period:

(In thousands)					Year ended December 31,					Year ended December 31,
	1Q-2018	2Q-2018	3Q-2018	4Q-2018	2018	1Q-2017	2Q-2017	3Q-2017	4Q-2017	2017
Net income (loss) attributable to the Company	$214,389	$33,850	$25,003	$19,074	$292,316	$(15,914)	$(34,809)	$(11,373)	$(16,983)	$(79,079)
Adjustments:
Interest expense	4,651	4,925	4,003	3,955	17,534	4,536	4,479	4,725	5,015	18,755
Income tax (benefit) expense	(1,203)	3,835	854	2,385	5,871	1,075	1,960	(115)	(33,410)	(30,490)
Depreciation from continuing and discontinued operations	8,859	9,124	9,097	9,724	36,804	8,423	8,523	8,639	8,698	34,283
Amortization from continuing and discontinued operations	308	310	318	311	1,247	127	149	307	305	888
EBITDA	227,004	52,044	39,275	35,449	353,772	(1,753)	(19,698)	2,183	(36,375)	(55,643)
Gain on involuntary conversion	(4,000)	(454)	—	(3)	(4,457)	—	—	(942)	(4,387)	(5,329)
Gain on sale of assets	(990)	—	(13)	(2)	(1,005)	—	—	—	—	—
Change in fair value of convertible debt conversion liability	—	—	—	—	—	172	32,546	(8,560)	(5,325)	18,833
Change in fair value of contingent consideration from continuing and discontinued operations	(1,540)	(7,129)	(4,566)	444	(12,791)	589	(24)	1,433	486	2,484
Gain (loss) on debt extinguishment	232	(2,337)	(788)	(3,404)	(6,297)	—	—	—	—	—
Other income (expense), net	(222)	(2,066)	(486)	(1,243)	(4,017)	320	(32)	(12)	742	1,018
Impairment of assets	—	—	—	879	879	—	1,341	—	48,532	49,873
Impairment loss on assets classified as held for sale	—	—	—	11,226	11,226	—	—	—	—	—
Loss on the Geismar lease termination	—	—	—	—	—	—	3,967	—	—	3,967
Straight-line lease expense	(33)	(3)	(61)	(31)	(128)	(32)	(85)	(85)	(35)	(237)
Executive severance	165	50	—	—	215	—	—	2,420	991	3,411
Non-cash stock compensation	1,794	2,203	1,227	1,188	6,412	1,308	1,688	2,023	1,890	6,909
Adjusted EBITDA excluding 2017 BTC allocation	$222,410	$42,308	$34,588	$44,503	$343,809	$604	$19,703	$(1,540)	$6,519	$25,286
Biodiesel tax credit (1)	(204,936)	—	—	—	(204,936)	36,728	59,365	56,505	52,338	204,936
Adjusted EBITDA	$17,474	$42,308	$34,588	$44,503	$138,873	$37,332	$79,068	$54,965	$58,857	$230,222

(1)
On February 9, 2018, the BTC was retroactively reinstated for the 2017 calendar year. The retroactive credit for 2017 resulted in a net benefit to us that was recognized in our GAAP financial statements for the quarter ending

March 31, 2018. However, because this credit relates to the 2017 operating performance, our presentation of Adjusted EBITDA reflects the allocation of the net benefit to each of the four quarters of 2017 based upon gallons sold in the quarter.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•Adjusted EBITDA does not reflect cash expenditures or the impact of certain cash clauses that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. (NASDAQ: REGI) is a leading provider of cleaner, lower carbon intensity transportation fuels. We are an international producer of biomass-based diesel and are North America's largest producer of advanced biofuel. REG utilizes an integrated procurement, distribution, and logistics network to convert natural fats, oils and greases into lower carbon intensity products. With 14 active biorefineries, technology development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in transportation fuels.
Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the possible retroactive reinstatement of the BTC for 2018, the estimated net benefits to net income and Adjusted EBITDA if the BTC is retroactively reinstated for 2018, the growth opportunities that reinstatement of the BTC would enable and the possible sale of our Life Sciences business. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: potential and adverse changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2 on the federal level, and on the state level, programs such as California’s Low Carbon Fuel Standard; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; that any disruption of operations at our Geismar renewable diesel refinery would have a disproportionately adverse effect on our profitability; the effect of excess capacity in the biomass-based diesel industry and announced large plant expansions and potential co-processing of renewable diesel by petroleum refiners; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; potential failure to comply with governmental regulations; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; and other risks and uncertainties described from time to time in REG's quarterly report on Form 10-Q for the period ended September 30, 2018 and other periodic filings with the Securities and Exchange Commission.
All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group Todd Robinson Treasurer +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	2018	2017	2016
REVENUES:
Biomass-based diesel sales	$1,875,316	$1,787,308	$1,417,595
Separated RIN sales	137,895	337,501	274,800
Biomass-based diesel government incentives	367,490	28,728	346,672
	2,380,701	2,153,537	2,039,067
Other revenues	2,286	1,118	165
	2,382,987	2,154,655	2,039,232
COSTS OF GOODS SOLD:
Biomass-based diesel	1,887,292	1,805,408	1,616,989
Separated RINs	75,704	264,765	250,809
Other costs of goods sold	—	128	49
	1,962,996	2,070,301	1,867,847
GROSS PROFIT	419,991	84,354	171,385
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	104,702	93,425	88,285
RESEARCH AND DEVELOPMENT EXPENSE	2,037	2,418	4,890
IMPAIRMENT OF PROPERTY, PLANT, AND EQUIPMENT	879	49,873	17,893
INCOME (LOSS) FROM OPERATIONS	312,373	(61,362)	60,317
OTHER INCOME (EXPENSE), NET	(2,874)	(35,407)	7,792
INCOME (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	309,499	(96,769)	68,109
INCOME TAX BENEFIT (EXPENSE)	(5,871)	30,490	(4,268)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE NONCONTROLLING INTEREST	303,628	(66,279)	63,841

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$303,628	$(66,279)	$63,455
DISCONTINUED OPERATIONS:
Loss on operations of discontinued operations	(86)	(12,800)	(19,128)
Impairment loss on classification of assets held for sale	(11,226)	—	—
NET LOSS ON DISCONTINUED OPERATIONS	$(11,312)	$(12,800)	$(19,128)
NET INCOME (LOSS) TO THE COMPANY	$292,316	$(79,079)	$44,327

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO THE COMPANY'S COMMON STOCKHOLDERS	$295,804	$(66,279)	$62,204
NET LOSS FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO THE COMPANY'S COMMON STOCKHOLDERS	$(11,312)	$(12,800)	$(19,128)
Net income (loss) from continuing operations per share attributable to common stockholders:
Basic	$7.85	$(1.71)	$1.52
Diluted	$6.78	$(1.71)	$1.52
Net loss from discontinued operations per share attributable to common stockholders:
Basic	$(0.30)	$(0.33)	$(0.47)
Diluted	$(0.30)	$(0.33)	$(0.47)
Weighted-average shares used to compute net income (loss) per share from continuing operations attributable to common stockholders:
Basic	37,687,552	38,731,015	40,897,549
Diluted	43,653,720	38,731,015	40,902,860
Weighted-average shares used to compute net income (loss) per share from discontinued operations attributable to common stockholders:
Basic	37,687,552	38,731,015	40,897,549
Diluted	37,687,552	38,731,015	40,897,549

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED SUPPLEMENTAL QUARTERLY RESULTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2018 AND 2017
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2018	Twelve Months Ended December 31, 2017
Revenues from continuing operations	$519,761	$575,960	$2,382,987	$2,154,655
Gross profit from continuing operations	61,863	19,884	419,991	84,354
Selling, general, and administrative expenses including research and development expense	27,579	22,364	106,739	95,843
Impairment of property, plant and equipment	879	48,532	879	49,873
Net operating income (loss) from continuing operations	33,405	(51,012)	312,373	(61,362)
Other income (expense), net	250	3,728	(2,874)	(35,407)
Net income (loss) from continuing operations attributable to the Company	31,270	(13,876)	303,628	(66,279)
Net loss from discontinued operations attributable to the Company	(12,196)	(3,107)	(11,312)	(12,800)
Net income (loss) attributable to the Company	19,074	(16,983)	292,316	(79,079)
Net income (loss) from continuing operations attributable to common stockholders	30,448	(13,876)	295,804	(66,279)
Net loss from discontinued operations attributable to common stockholders	(12,197)	(3,107)	(11,312)	(12,800)
Net income (loss) per share from continuing operations attributable to common stockholders - basic	0.82	(0.36)	7.85	(1.71)
Net income (loss) per share from continuing operations attributable to common stockholders - diluted	0.66	(0.36)	6.78	(1.71)
Net loss per share from discontinued operations attributable to common stockholders - basic	(0.33)	(0.08)	(0.30)	(0.33)
Net loss per share from discontinued operations attributable to common stockholders - diluted	$(0.33)	$(0.08)	$(0.30)	$(0.33)

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 AND 2017 (IN THOUSANDS)
(UNAUDITED)

	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$123,575	$77,627
Marketable securities	50,932	—
Accounts receivable, net	74,551	90,648
Inventories	168,900	135,547
Prepaid expenses and other assets	41,169	51,880
Restricted cash	3,000	—
Current assets held for sale	3,250	—
Total current assets	465,377	355,702
Property, plant and equipment, net	590,723	586,361
Goodwill	16,080	16,080
Intangible assets, net	13,646	12,412
Other assets	21,270	19,290
Non-current assets held for sale	—	15,751
TOTAL ASSETS	$1,107,096	$1,005,596
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$14,250	$65,525
Current maturities of long-term debt	149,006	13,397
Accounts payable	95,866	84,608
Accrued expenses and other liabilities	35,256	25,279
Deferred revenue	300	2,218
Current liabilities held for sale	—	13,908
Total current liabilities	294,678	204,935
Unfavorable lease obligation	2,259	3,388
Deferred income taxes	8,410	8,192
Long-term contingent consideration for acquisitions	—	8,849
Long-term debt, net	33,421	208,536
Other liabilities	3,075	4,114
Total liabilities	341,843	438,014
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	765,253	567,582
TOTAL LIABILITIES AND EQUITY	$1,107,096	$1,005,596